FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 4, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Lisewo-2 Well;
Reports Progress on Two Other Wells

Salt Lake City, September 4, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today reported that drilling has started at the Lisewo-2 well.  The Lisewo-2 well is a development well that targets the Lisewo structure previously discovered by the Lisewo-1 well.  Lisewo-2 is intended to accelerate production from the structure.  The Lisewo production facility, scheduled to begin producing about the end of September, is designed to serve both Lisewo-1 and Lisewo-2, in addition to the Komorze-3 well.

The Lisewo-2 well is located in the Fences concession where the Polish Oil and Gas Company (PGNiG) is the operator and holds 51% working interest and the Company holds 49% working interest.

Szymanowice Well to Start

The Company also reported that site preparation is underway at the Szymanowice-1 well, which is expected to start drilling around the end of September.  The Szymanowice-1 well is located in the Lisewo area of the Fences concession, where the Polish Oil and Gas Company (PGNiG) is the operator and holds 51% working interest and the Company holds 49% working interest.

Gorka Duchowna-1 Well Drilling Ahead

The Company also reported that the Gorka Duchowna-1 well is drilling ahead at a depth of approximately 440 meters in a planned 2,700 meter test of the Main Dolomite and Carboniferous horizons.  The well is expected to reach total depth in the fourth quarter.  The Gorka Duchowna-1 well is located in the northwest quadrant of the 240,000 acre Block 246 concession, where FX Energy is the operator and holds a 100% interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.